Exhibit 99.1


NEWS FROM:                                              STEWART & STEVENSON
                                                        CORPORATE HEADQUARTERS
                                                        P.O. BOX 1637
                                                        HOUSTON, TX  77251-1637
FOR IMMEDIATE RELEASE:
STEWART & STEVENSON'S FMTV A1 ENTERS PRODUCTION

        HOUSTON, TX September 9, 1999, STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), a leading manufacturer and distributor of industrial and energy related equipment announced the U.S. Army today approved production of the A1 Model of the Family of Medium Tactical Vehicles (FMTV) built by Stewart & Stevenson Services, Inc.'s Tactical Vehicle Systems Division. Stewart & Stevenson has manufactured and rebuilt vehicles for a variety of military and commercial requirements since World War II.

        Production of the first FMTV A1 will begin immediately at Stewart & Stevenson's state-of-the-art assembly facility in Sealy, TX. These trucks are the first of approximately 7,800 FMTV A1s the Tactical Vehicle Systems Division will build through the year 2003 under a new $1.4 billion multi-year contract with the Army.

        The Army's approval of A1 production follows a strenuous but successful government-run Production Verification Test during which the FMTV A1 demonstrated more than 13,000 mean miles between hardware mission failure against a reliability requirement of 5,500 miles. The Army increased the threshold for the A1 because of the extraordinary reliability of the original FMTV as demonstrated in more than one million miles of on-road and off-road testing since 1991.

        Under the leadership of new Vice President and General Manager Richard Wiater, Stewart & Stevenson's Tactical Vehicle Systems Division utilized the time between completion of the first contract in January 1999 and now to make significant improvements to both its manufacturing facilities and processes. The changes are designed to provide higher quality vehicles, reduce costs and improve responsiveness to the Army's needs.

        Specific improvements to the A1 Model FMTV include: a new EPA-compliant 3126B 7.2-liter diesel engine with greater horsepower, an improved WTEC III transmission, an antilock brake system, and an SAE J1939 databus for digital communications and superior diagnostic capabilities. In addition, the A1 incorporates new Integrated Electronic Technical Manuals, corrosion resistance enhancements, and other upgrades identified by the Army's FMTV Continuous Improvement Program.

        The FMTV A1 will include the enhanced driveline now being upgraded into the currently fielded FMTV fleet. Stewart & Stevenson is well ahead of schedule in the driveline program having upgraded about 2,000 vehicles as of late August. The upgrade will be completed by June 2000.

        Relying on the principle of commonality to simplify logistics and reduce life-cycle cost, the Army plans to procure approximately 80,000 new 2.5-ton and 5-ton trucks in the $16 billion FMTV program. The 2.5-ton version is available in cargo and van variants and the 5-ton truck comes in cargo, dump, tanker, line-haul tractor, wrecker and material handling variants.

        "Stewart & Stevenson is proud to be the Army's partner in the continuous improvement of FMTV," said President and Chief Executive Officer Michael Grimes. "We look forward to immediately providing the soldier with what we believe is the world's safest, most capable and ultra-reliable tactical truck."

This report contains forward-looking information. The forward-looking statements, including without limitation statements relating to the Company's performance and industry conditions for the year, are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors described herein and in the Company's Annual Report and Form 10-K filed with the Securities and Exchange Commission of the year ended January 31, 1999. There can be no assurance that anticipated developments will occur.

Contact:       Richard Wiater
               Vice President and General Manager
Phone:         713-867-1513
Fax:           713-867-1688
Email:         r.wiater@ssss.com
               HTTP://www.ssss.com